Whirlpool Corporation Welcomes John Morikis to Board of Directors
BENTON HARBOR, Mich., Feb. 17, 2025 -- The Whirlpool Corporation board of directors has appointed John Morikis, former chairman and CEO of The Sherwin-Williams Company, to the board, effective immediately. Morikis will serve on the corporate governance and nominating committee and the human resources committee.

“John is an established business leader with a proven track record leading a global enterprise and we are excited to have him joining our board,” said Marc Bitzer, chairman and CEO of Whirlpool Corporation. “His experience establishing resilient supply chains and his unmatched insight into the U.S. home builder market will be incredibly valuable as Whirlpool Corporation continues to navigate the ever-changing global marketplace.”

Morikis, 61, was elevated to president and CEO of Sherwin-Williams in 2016 and became chairman of the board in 2017. Mr. Morikis began his career at Sherwin-Williams in 1984 as a management trainee. During his time at the company he held numerous roles, including president and general manager of the company’s paint stores as well as chief operating officer.

Morikis will remain on the board of directors for Sherwin-Williams until his term expires in April. He is also a director at General Mills, Inc. and University Hospitals.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is a leading home appliance company, in constant pursuit of improving life at home. As the last-remaining major U.S.-based manufacturer of kitchen and laundry appliances, the company is driving meaningful innovation to meet the evolving needs of consumers through its iconic brand portfolio, including Whirlpool, KitchenAid, JennAir, Maytag, Amana, Brastemp, Consul, and InSinkErator. In 2024, the company reported approximately $17 billion in annual sales - close to 90% of which were in the Americas - 44,000 employees, and 40 manufacturing and technology research centers. Additional information about the company can be found at WhirlpoolCorp.com.